Exhibit 99.2

TRACON Pharmaceuticals Announces $5.0 Million Private Placement

San Diego, CA – August 27, 2020 –TRACON Pharmaceuticals (NASDAQ: TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted cancer therapeutics and utilizing a cost efficient, CRO-independent product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the U.S., today announced that it has entered into a definitive securities purchase agreement with an institutional health care focused fund to raise aggregate gross proceeds of approximately $5.0 million through a private placement of its common stock and pre-funded warrants. The closing of the private placement is expected to occur on or about August 27, 2020.

TRACON will sell approximately 3.1 million shares of common stock, or in lieu of common stock, pre-funded warrants to purchase common stock, for aggregate gross proceeds of approximately $5.0 million. The purchase price of each share of common stock (or pre-funded warrant) is approximately $1.64. The pre-funded warrants will have a per share exercise price of $0.01 and will expire seven years from the date of issuance.

TRACON intends to use the net proceeds from the private placement to conduct the ENVASARC pivotal study of envafolimab in sarcoma and for working capital and general corporate purposes. As previously announced, the ENVASARC trial was cleared by the U.S. Food and Drug Administration on August 14th, 2020.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. TRACON has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable in connection with the private placement, including upon exercise of the pre-funded warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient, CRO independent, product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a subcutaneous PD-L1 single-domain antibody being developed for the treatment of sarcoma with the goal of initiating dosing in a registrational trial in the U.S. in the fourth quarter of 2020; TRC253, a Phase 3 ready small molecule drug candidate for the treatment of prostate cancer; TRC102, a Phase 2 small molecule drug candidate in development for the treatment of lung cancer; and TJ004309, a Phase 1 CD73 antibody in development for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads U.S. regulatory and clinical development, shares in the cost and risk of clinical development and leads U.S. commercialization.  In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S.  To learn more about TRACON and its product pipeline, visit TRACON's website at www.traconpharma.com.

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding the anticipated size, proceeds from and timing of the closing of the private placement and the use of the proceeds from the private placement. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks and uncertainties inherent in drug discovery, development and clinical trials, TRACON’s ability to satisfy the conditions to closing the private placement, potential unexpected capital requirements and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Contact:
Mark Wiggins	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 251-3492	646-597-6987
mwiggins@traconpharma.com	Andrew@lifesciadvisors.com